INDEPENDENT CONTRACTOR AGREEMENT

This Independent Contractor Agreement ("Agreement") is made and effective Feb. 21, 2018,

BETWEEN: **VIKRAM P GROVER DBA "IX ADVISORS"** (the "Independent Contractor"), a consultant residing and existing under the laws of the Illinois with its head office located at:

1340 BROOK ST. STE M
ST CHARLES IL, 60174

AND: **Mobicard Inc.** (the "Company"), a company organized and existing under the laws of the State of NV, with its head office located at:

230 Independence Way
Danvers, MA

RECITALS

Independent Contractor is engaged in providing a variety business services, his Tax I.D. Number is 209-54-7800 . Independent Contractor has complied with all Federal, State, and local laws regarding business permits, sales permits, licenses, reporting requirements, tax withholding requirements, and other legal requirements of any kind that may be required to carry out said business and the Scope of Work which is to be performed as an Independent Contractor pursuant to this Agreement. Independent Contractor is or remains open to conducting similar tasks or activities for clients other than the Company and holds themselves out to the public to be a separate business entity.

Company desires to engage and contract for the services of the Independent Contractor to perform certain tasks as set forth below. Independent Contractor desires to enter into this Agreement and perform as an independent contractor for the company and is willing to do so on the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the above recitals and the mutual promises and conditions contained in this Agreement, the Parties agree as follows:

1. TERMS

This Agreement shall be effective commencing 2/13/2018, and shall continue until terminated at the completion of the Scope of Work which shall occur no later than 2/15/2019 or by either party as otherwise provided herein.

2. STATUS OF INDEPENDENT CONTRACTOR

This Agreement does not constitute a hiring by either party. It is the parties' intentions that Independent Contractor shall have an independent contractor status and not be an employee for any purposes, including, but not limited to, Massachusetts and Nevada law. Independent Contractor shall retain limited

discretion in the manner and means of carrying out their activities and responsibilities under this Agreement. This Agreement shall not be considered or construed to be a partnership or joint venture, and the Company shall not be liable for any obligations incurred by Independent Contractor unless specifically authorized in writing. Independent Contractor shall not act as an agent of the Company, ostensibly or otherwise, nor bind the Company in any manner, unless specifically authorized to do so in writing.

3. TASKS, DUTIES, AND SCOPE OF WORK

a. Independent Contractor agrees to devote as much time, attention, and energy as necessary to complete or achieve the following. (1) Aiding the Company to retain a new stock transfer agent and completing necessary paperwork to be signed by the Company's CEO to be executed. (2) Help get the Audit Review completed in all facets, and tasks associated with that. (3) Help the Company get current in its finical reporting status. (4) Aid the Company in applying and getting DWAC eligibility. (5) Help in recruiting technology team and coordination of and aiding in the paperwork associated with this task. (6) Help with business development tasks. (7) Aid with FINRA actions and process of completing name change, symbol change as well as input and advice on restructure. (8) Various dealings with various venders. The above to be referred to in this Agreement as the "Scope of Work". It is expected that the Scope of Work will completed by 2/15/2019.

b. Independent Contractor shall additionally perform any and all tasks and duties associated with the Scope of Work set forth above, including but not limited to, work being performed already or related change orders. Independent Contractor shall not be entitled to engage in any activities which are not expressly set forth by this Agreement.

c. The books and records related to the Scope of Work set forth in this Agreement shall be maintained by the Independent Contractor at the Independent Contractor's principal place of business and open to inspection by Company during regular working hours. Documents to which Company will be entitled to inspect include, but are not limited to, any and all contract documents, change orders/purchase orders and work authorized by Independent Contractor or Company on existing or potential projects related to this Agreement.

d. Independent Contractor shall be responsible to the management and directors of Company, but Independent Contractor will not be required to follow or establish a regular or daily work schedule. Supply all necessary equipment, materials and supplies. Independent Contractor will not rely on the equipment or offices of Company for completion of tasks and duties set forth pursuant to this Agreement. Any advice given Independent Contractors regarding the scope of work shall be considered a suggestion only, not an instruction. Company retains the right to inspect, stop, or alter the work of Independent Contractor to assure its conformity with this Agreement.

4. ASSURANCE OF SERVICES

a. Independent Contractor will assure that the following individuals (the "Key Employees") will be available to perform, and will perform, the Services hereunder until they are completed (identify by title and name as applicable):

   JOSHUA SODAITIS CHAIRMAN OF THE BOARD OF DIRECTORS
   JAMES BENTO CEO

b. The Key Employees may be changed only with the prior written approval of the Company, which approval shall not be unreasonably withheld.

5. COMPENSATION

a. Independent Contractor shall be entitled to compensation for performing those tasks and duties related to the Scope of Work as follows:

210,000,000 Shares of the company
$2,500 per month in either cash or convertible note.

b. Such compensation shall become due and payable to Independent Contractor in the following time, place, and manner:

70,000,000 shares vested upon execution of the new Stock Transfer agent
70,000,000 shares vested after the Audit review is completed and the FINRA Actions are effectuated.
70,000,000 vested upon completion of Financials being current and or 1 year from execution of this agreement whichever occurs later.

C. All shares will not be fully vested until the shares are considered unrestricted and cleared to sell.

6. NOTICE CONCERNING WITHHOLDING OF TAXES

Independent Contractor recognizes and understands that it will receive a 1099 statement and related tax statements, and will be required to file corporate and/or individual tax returns and to pay taxes in accordance with all provisions of applicable Federal and State law. Independent Contractor hereby promises and agrees to indemnify the Company for any damages or expenses, including attorney's fees, and legal expenses, incurred by the Company as a result of independent contractor's failure to make such required payments.

Any and all stock issuances to Independent Contractor the Company will not 1099 the independent Contractor. The Independent Contractor will be responsible for his own filings of stock issuances or capital gains. Any cash compensation the company will 1099.

7. AGREEMENT TO WAIVE RIGHTS TO BENEFITS

a. Independent Contractor hereby waives and foregoes the right to receive any benefits given by Company to its regular employees, including, but not limited to, health benefits, vacation and sick leave benefits, profit sharing plans, etc. This waiver is applicable to all non-salary benefits which might otherwise be found to accrue to the Independent Contractor by virtue of their services to Company, and is effective for the entire duration of Independent Contractor's agreement with Company. This waiver is effective independently of Independent Contractor's employment status as adjudged for taxation purposes or for any other purpose.

b. Neither this Agreement, nor any duties or obligations under this Agreement may be assigned by either party without the consent of the other.

8. TERMINATION

This Agreement may be terminated prior to the completion or achievement of the Scope of Work by either party giving 15 days written notice. Such termination shall not prejudice any other remedy to which the terminating party may be entitled, either by law, in equity, or under this Agreement.

9. NON-DISCLOSURE OF TRADE SECRETS, CUSTOMER LISTS AND OTHER PROPRIETARY INFORMATION

a. Independent Contractor agrees not to disclose or communicate, in any manner, either during or after Independent Contractor's agreement with Company, information about Company, its operations, clientele, or any other information, that relate to the business of Company including, but not limited to, the names of its customers, its marketing strategies, operations, or any other information of any kind which would be deemed confidential, a trade secret, a customer list, or other form of proprietary information of Company. Independent Contractor acknowledges that the above information is material and confidential and that it affects the profitability of Company.

b. Independent Contractor understands that any breach of this provision, or that of any other Confidentiality and Non-Disclosure Agreement, is a material breach of this Agreement. To the extent Independent Contractor feels they need to disclose confidential information, they may do so only after obtaining written authorization from an officer JAMES BENTO OR DIRECTOR JOSHUA SODAITIS of the Company.

10. NON-SOLICITATION

Independent Contractor shall not, during the Agreement and for a period of one year immediately following termination of this Agreement, either directly or indirectly, call on, solicit, or take away, or attempt to call on, solicit, or take away, any of the customers or clients of the Company on whom Independent Contractor called or became acquainted with during the terms of this Agreement, either for their own benefit, or for the benefit of any other person, firm, corporation or organization.

11. NON-RECRUIT

Independent Contractor shall not, during this Agreement and for a period of 1 (One) year immediately following termination of this agreement, either directly or indirectly, recruit any of Company's employees for the purpose of any outside business.

12. NON-COMPETITION

For a period of one year [1] following termination of this Agreement, the Contractor shall not, directly or indirectly, through services to any partnership of which Contractor is a partner or employee or through any corporation or other entity in which Contractor has any interest or by whom is employed, compete with the Company or any of its affiliates or subsidiaries in in any activity in which the Company or its affiliates or subsidiaries may have been engaged within any years prior to the termination of this Agreement.

13. RETURN OF PROPERTY

On termination of this Agreement, or whenever requested by the parties, each party shall immediately deliver to the other party all property in its possession, or under its care and control, belonging to the other party to them, including but not limited to, proprietary information, customer lists, trade secrets, intellectual property, computers, equipment, tools, documents, plans, recordings, software, and all related records or accounting ledgers.

14. EXPENSE ACCOUNTS

Independent Contractor and the Company agree to maintain separate accounts in regards to all expenses related to performing the Scope of Work. Independent Contractor is solely responsible for payment of expenses incurred pursuant to this Agreement unless provided otherwise in writing by an officer of the Company. Independent Contractor agrees to execute and deliver any agreements and documents prepared by Company and to do all other lawful acts required to establish document and protect such rights.

15. WORKS FOR HIRE

Independent Contractor agrees that the Scope of Work, all tasks, duties, results, inventions and intellectual property developed or performed pursuant to this Agreement are considered "works for hire" and that the results of said work is by virtue of this Agreement assigned to the Company and shall be the sole property of Company for all purposes, including, but not limited to, copyright, trademark, service mark, patent, and trade secret laws.

16. LEGAL COMPLIANCE

Independent Contractor is encouraged to treat all company employees, customers, clients, business partners and other affiliates with respect and responsibility. Independent Contractor is required to comply with all laws, ethical codes and company policies, procedures, rules or regulations, including those forbidding sex harassment, discrimination, and unfair business practices.

17. LICENSING, WORKERS' COMPENSATION AND GENERAL LIABILITY INSURANCE

Independent Contractor agrees to immediately supply the Company with proof of any licensing status required to perform the Scope of Work pursuant to this Agreement, Workers' Compensation Coverage where required by law and General Liability Insurance (including malpractice insurance, if warranted), upon request of the Company.

18. PERSONS HIRED BY INDEPENDENT CONTRACTOR

All persons hired by Independent Contractor to assist in performing the tasks and duties necessary to complete the Scope of Work shall be the employees of Independent Contractor unless specifically indicated otherwise in an agreement signed by all parties. Independent Contractor shall immediately provide proof of Workers' Compensation insurance and General Liability insurance covering said employees, upon request of the Company.

19. NOTICES

Any notice to be given hereunder by any party to the other may be affected either by personal delivery in writing, or by mail, registered or certified, postage pre-paid with return receipt requested. Mailed notices shall be addressed to the parties at the addresses appearing in the introductory paragraphs of this Agreement, but each party may change their address by written notice in accordance with this paragraph. Notices delivered personally shall be deemed communicated as of actual receipt; mailed notices shall be deemed communicated as of five (5) days after mailing. Independent Contractor agrees to keep

Company current as to their business and mailing addresses, as well as telephone, facsimile, email and pager numbers.

20. ATTORNEY'S FEES AND COSTS

If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorney's fees, costs and necessary disbursements incurred both before or after judgment in addition to any other relief to which such party may be entitled.

21. MEDIATION AND ARBITRATION

Any controversy between the parties to this Agreement involving the construction or application of any of the terms, provisions, or conditions of this Agreement, shall on written request of either party served on the other, be submitted first to mediation and then if still unresolved to binding arbitration. Said mediation or binding arbitration shall comply with and be governed by the provisions of the\

State of Nevada unless the Parties stipulate otherwise. The parties shall each appoint one person to hear and determine the dispute and, if they are unable to agree, then the two persons so chosen shall select a third impartial arbitrator whose decision shall be final and conclusive upon both parties. The attorneys' fees and costs of arbitration shall be borne by the losing party, as set forth in paragraph 18, unless the Parties stipulate otherwise, or in such proportions as the arbitrator shall decide.

22. REPRESENTATION

Each party of this Agreement acknowledges that no representations, inducements, promises or agreements, orally or otherwise, have been made by any party hereto, or anyone acting on behalf of any party hereto, which are not embodied herein, and that no other agreement, statement or promise not contained in this Agreement shall be valid or binding. Any modification of this Agreement shall be effective only if it is in writing, signed and dated by all parties hereto.

23. INDEMNIFICATION

Independent Contractor shall defend, indemnify, hold harmless, and insure Company from any and all damages expenses or liability resulting from or arising out of, any negligence or misconduct on Independent Contractor's part, or from any breach or default of this Agreement which is caused or occasioned by the acts of Independent Contractor. Independent Contractor shall insure that its employees and affiliates take all actions necessary to comply with the terms and conditions set forth in this Agreement. Independent Contractor shall name Company as an additional insured on all related insurance policies including workers compensation, and general liability.

24. CONTAINMENT OF ENTIRE AGREEMENT

This Agreement is an independent document and supersedes any and all other Agreements, either oral or in writing, between the parties hereto, except any Confidentiality, Trade Secret, Non-Compete, Non-Disclosure, Indemnification or Arbitration Agreement. This Agreement contains all of the covenants and Agreements between the parties, except for those set forth in any Confidentiality, Trade Secret, Non-Compete, Non-Disclosure, or Arbitration Agreement.

25. PARTIAL INVALIDITY

If any provision of this Agreement is held by a Court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions shall nevertheless continue in full force and effect without being impaired or invalidated in any way. This Agreement shall not be terminated by the merger or consolidation of the Company into or with any other entity.

26. GOVERNING LAW

This Agreement shall be governed by, and construed under, the laws of all States in which business is to be transacted in. The Company head office in MA, the company being incorporated in NV, and any other state applicable.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

Mobicard Inc.	Vikram P Grover dba "IX Advisors"
Authorized Signature	Authorized Signature
James Bento CEO	Vikram P Grover
Print Name and Title	Print Name and Title